Exhibit 99.1

1950 Spectrum Circle, Suite 300
Marietta, GA 30067
1-888-502-BLUE
www.BlueLinxCo.com

FOR IMMEDIATE RELEASE

BlueLinx Announces 2019 Fourth Quarter Financial Results

MARIETTA, Ga., March 10, 2020 - BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building and industrial products in the United States, today reported financial results for the fiscal fourth quarter and full year ended December 28, 2019.

2019 Fourth Quarter Financial Highlights (all comparisons to prior year period unless otherwise noted)

–	Net sales of $613 million, compared to $673 million

–	Gross margin increased to 13.5%, compared to 12.1%

–	Gross profit of $83 million, up $2 million

–	Net loss of $10.2 million, compared to a net loss of $16.2 million

–	Adjusted EBITDA of $10.9 million, compared to $6.8 million

–	Term loan reduced by $102 million to $77 million, inclusive of approximately $70 million in net proceeds from sale-leaseback transactions completed subsequent to year-end

Full Year 2019 Financial Highlights (all comparisons to prior year period unless otherwise noted)

–	Net sales of $2.64 billion, compared to $2.86 billion

–	Gross margin increased to 13.5%, compared to 11.6%

–	Gross profit of $357 million, up $25 million

–	Net loss of $17.7 million, compared to a net loss of $48.1 million

–	Adjusted EBITDA of $71.4 million, compared to $68.5 million

Management Commentary
Mitch Lewis, President and Chief Executive Officer, stated, “We were pleased to report gross margin improvement in 2019, and we continue to make progress on our financial results. Our investments in improving customer service and operational performance are making a difference as evidenced by increasing sales volume that we began to see in the fourth quarter, which is continuing into the first quarter. With the integration largely behind us, we enter 2020 wholly focused on profitably growing the business.”

Susan O’Farrell, Senior Vice President and Chief Financial Officer, added, “In addition to the operational improvements we achieved throughout the year, we successfully executed on a key aspect of our strategic plan by materially de-levering our balance sheet. Our term loan balance now stands at approximately $77 million, compared to $179 million at year-end 2018, a reduction of over $100 million. Furthermore, our excess availability and cash on hand averaged $88 million for the fourth quarter, demonstrating our solid liquidity position as we started the new year.”

2019 Fourth Quarter Financial Results Review
The Company reported net sales of $613 million for the fourth quarter of 2019, compared to $673 million for the prior year period. Net sales were primarily impacted by lower commodity prices and the discontinuation of a siding product in late 2018, which affected year-over-year net sales by approximately $13 million, and $46 million, respectively.

The Company recorded gross profit of $83 million during the fourth quarter, compared to $81 million in the prior year period, with a gross margin of 13.5% compared to 12.1% in the prior year period. Gross margin improved in both structural and specialty categories year-over-year.

The Company recorded a net loss of $10.2 million for the fourth quarter, compared to a net loss of $16.2 million in the prior year period. Fourth quarter 2019 net loss includes one-time charges for pension settlement and withdrawal costs of $4 million, integration related charges of $3 million, and $1 million for restructuring charges. Net loss in the prior year period includes integration related charges of $6 million, and pension settlement and withdrawal costs of $1 million.

Adjusted EBITDA, which is a non-GAAP measure, was $10.9 million for the fourth quarter, compared to $6.8 million in the prior year period.

Full Year 2019 Financial Results Review
For the fiscal year ended December 28, 2019, the Company reported net sales of $2.64 billion, compared to $2.86 billion in the prior fiscal year. Pro forma net sales of the 2018 fiscal year were $3.26 billion. Significantly lower year-over-year commodity prices, and the comparative effect of the discontinuation of a siding program that first began to affect net sales in the first quarter of 2019, impacted year-over-year net sales on a pro forma basis by approximately $221 million and $160 million, respectively. The year-over-year comparison was also impacted by transaction-related sales dis-synergies that materialized in 2019 related to the Cedar Creek acquisition.

The Company recorded gross profit of $357 million for the 2019 fiscal year, compared to $332 million in the prior fiscal year, with a gross margin of 13.5% compared to 11.6% in the prior year period, which prior year period includes an acquisition-related inventory step-up charge of $12 million. Both structural and specialty product categories contributed to the gross margin improvement year-over-year. Pro forma gross profit for the 2018 fiscal year was $394 million.

The Company recorded a net loss of $17.7 million for the 2019 fiscal year, compared to a net loss of $48.1 million in the prior fiscal year. The 2019 fiscal year includes gains from sales of real property of $13 million and one-time charges for acquisition-related integration costs of $14 million, pension settlement and withdrawal costs of $4 million, restructuring costs of $4 million, and charges associated with share-based compensation of $3 million. The prior fiscal year included one-time charges for the previously mentioned acquisition-related inventory step-up charge of $12 million, acquisition-related integration costs of $25 million, charges associated with share-based compensation of $15 million, pension settlement and withdrawal costs of $7 million, and restructuring charges of $1 million. Pro forma net loss for the 2018 fiscal year was $18.1 million.

Adjusted EBITDA, which is a non-GAAP measure, was $71.4 million for the 2019 fiscal year, compared to $68.5 million in the prior fiscal year. Pro forma Adjusted EBITDA for the full fiscal year 2018 was $80.0 million.

Fourth Quarter and Full Year 2019 Conference Call with Accompanying Slide Presentation
BlueLinx will host a conference call on March 11, 2020, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

Participants can access the live conference call via telephone at (877) 873-5864, using Conference ID # 6858198.

Investors can also listen to the live audio of the conference call and view the accompanying slide presentation by visiting the BlueLinx website, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. After the conference call has concluded, an archived recording will be available on the BlueLinx website.

Use of Supplemental Financial Information and Non-GAAP Measures

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures and GAAP-based and non-GAAP supplemental financial information may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures and supplemental financial information should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Supplemental Financial Measures

We completed the acquisition of Cedar Creek on April 13, 2018 (the “Closing Date”). As a result, Cedar Creek’s financial results are only included in the combined company’s reported financial results from the Closing Date forward. To supplement these reported results, we have provided GAAP-based and non-GAAP pro forma financial information of the combined company in this news release that includes Cedar Creek’s financial results for the relevant periods prior to the Closing Date. This pro forma information combines the historical results of BlueLinx for the three and twelve months ended December 29, 2018, with the historical results of Cedar Creek for the three and twelve months ended December 29, 2018, giving effect to the Cedar Creek acquisition and related adjustments as if the acquisition occurred on January 1, 2017.

Adjusted EBITDA and Pro forma Adjusted EBITDA

We define Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share-based compensation, one-time charges associated with the legal and professional fees and integration costs related to the Cedar Creek acquisition, and gains on sales of properties including amortization of deferred gains.

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance and, we believe, helps to enhance investors’ overall understanding of the financial performance and cash flows of our business. We believe Adjusted EBITDA is helpful in highlighting operating trends. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. However, Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of our financial condition from those measures determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Pro forma Adjusted EBITDA for any period is calculated in the same manner as Adjusted EBITDA, but also combines the historical results of BlueLinx for the three and twelve months ended December 29, 2018, with the historical results of Cedar Creek for the three and twelve months ended December 29, 2018, giving effect to the Cedar Creek acquisition and related adjustments as if the acquisition occurred on January 1, 2017.

About BlueLinx Holdings Inc.
BlueLinx (NYSE: BXC) is a leading wholesale distributor of building and industrial products in the United States with over 50,000 branded and private-label SKUs, and a broad distribution footprint servicing 40 states. BlueLinx has a differentiated distribution platform, value-driven business model and extensive cache of products across the building products industry. Headquartered in Marietta, Georgia, BlueLinx has over 2,200 associates and distributes its comprehensive range of structural and specialty products to approximately 15,000 national, regional, and local dealers, as well as specialty distributors, national home centers, industrial, and manufactured housing customers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

Contacts:
Investors:
Susan O’Farrell, SVP, CFO & Treasurer
BlueLinx Holdings Inc.
(770) 953-7000

Mary Moll, Investor Relations
(866) 671-5138
investor@bluelinxco.com

Forward-looking Statements
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about the continuation of increases in sales volume; our areas of focus for 2020; and the solidity of our liquidity position.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those listed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 29, 2018, and those discussed in our Quarterly Reports on Form 10-Q and in our periodic reports filed with the SEC from time to time. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: our ability to monetize real estate assets; our ability to integrate and realize anticipated synergies from acquisitions; loss of material customers, suppliers, or product lines in connection with acquisitions; operational disruption in connection with the integration of acquisitions; our indebtedness and its related limitations; sufficiency of cash flows and capital resources; changes in interest rates; fluctuations in commodity prices; adverse housing market conditions; disintermediation by customers and suppliers; changes in prices, supply and/or demand for our products; inventory management; competitive industry pressures; industry consolidation; product shortages, including those caused by the spread of contagious illness; loss of and dependence on key suppliers and manufacturers; new tariffs; our ability to successfully implement our strategic initiatives; fluctuations in operating results; sale-leaseback transactions and their effects; real estate leases; exposure to product liability claims; our ability to complete offerings under our shelf registration statement on favorable terms, or at all; changes in our product mix; petroleum prices; information technology security and business interruption risks; litigation and legal proceedings; natural disasters and unexpected events; activities of activist stockholders; labor and union matters; limits on net operating loss carryovers; pension plan assumptions and liabilities; risks related to our internal controls; retention of associates and key personnel; federal, state, local and other regulations, including environmental laws and regulations; and changes in accounting principles. Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	(In thousands, except per share data)
Net sales	$613,454	$672,635	$2,637,268	$2,862,850
Cost of sales	530,464	591,512	2,280,353	2,530,996
Gross profit	82,990	81,123	356,915	331,854
Operating expenses:
Selling, general, and administrative	76,219	80,659	304,611	319,314
Gains from sales of property	(3,284)	—	(13,082)	—
Depreciation and amortization	7,824	7,649	30,232	25,826
Total operating expenses	80,759	88,308	321,761	345,140
Operating income (loss)	2,231	(7,185)	35,154	(13,286)
Non-operating expenses (income):
Interest expense	13,691	13,354	54,218	47,301
Other expense (income), net	2,756	(98)	2,544	(380)
Loss before benefit from income taxes	(14,216)	(20,441)	(21,608)	(60,207)
Benefit from income taxes	(4,021)	(4,269)	(3,952)	(12,154)
Net loss	$(10,195)	$(16,172)	$(17,656)	$(48,053)

Basic loss per share	$(1.09)	$(1.74)	$(1.89)	$(5.21)
Diluted loss per share	$(1.09)	$(1.74)	$(1.89)	$(5.21)

BLUELINX HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS

	December 28, 2019	December 29, 2018
	(In thousands, except share data)
ASSETS
Current assets:
Cash	$11,643	$8,939
Receivables, less allowances of $3,236 and $3,656, respectively	192,872	208,434
Inventories, net	345,806	341,851
Other current assets	27,718	40,629
Total current assets	578,039	599,853
Property and equipment:
Land and land improvements	21,409	21,454
Buildings	167,249	174,138
Machinery and equipment	117,682	111,680
Construction in progress	1,727	1,126
Property and equipment, at cost	308,067	308,398
Accumulated depreciation	(112,299)	(103,285)
Property and equipment, net	195,768	205,113
Operating lease right-of-use assets	54,408	—
Goodwill	47,772	47,772
Intangible assets, net	26,384	35,222
Deferred tax assets	53,993	52,645
Other non-current assets	15,061	19,284
Total assets	$971,425	$959,889
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$132,348	$149,188
Accrued compensation	7,639	7,974
Current maturities of long-term debt, net of discount and debt issuance costs of $74 and $64, respectively	2,176	1,736
Finance leases - short-term	6,385	7,555
Real estate deferred gains - short-term	3,935	5,330
Operating lease liabilities - short-term	7,317	—
Other current liabilities	11,323	24,985
Total current liabilities	171,123	196,768
Non-current liabilities:
Long-term debt, net of discount and debt issuance costs of $12,481 and $12,665, respectively	458,439	497,939
Finance leases - long-term	146,611	143,486
Real estate financing obligation	44,914	—
Real estate deferred gains - long-term	81,886	86,011
Operating lease liabilities - long-term	47,091	—
Pension benefit obligation	23,420	26,668
Other non-current liabilities	24,024	23,680
Total liabilities	997,508	974,552
Commitments and Contingencies
STOCKHOLDERS' DEFICIT:
Common Stock, $0.01 par value, Authorized - 20,000,000 shares, Issued and Outstanding - 9,365,768 and 9,293,794, respectively	94	92
Additional paid-in capital	260,974	258,596
Accumulated other comprehensive loss	(34,563)	(37,129)
Accumulated stockholders’ deficit	(252,588)	(236,222)
Total stockholders’ deficit	(26,083)	(14,663)
Total liabilities and stockholders’ deficit	$971,425	$959,889

BLUELINX HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended December 28, 2019	Fiscal Year Ended December 29, 2018
	(In thousands)
Cash flows from operating activities:
Net loss	$(17,656)	$(48,053)
Adjustments to reconcile net loss to cash (used in) provided by operations:
Benefit from income taxes	(3,952)	(12,154)
Depreciation and amortization	30,232	25,826
Amortization of debt issuance costs	3,323	2,884
Gains from sales of property	(13,082)	—
Pension expense	3,011	7,660
Share-based compensation	2,592	8,474
Amortization of deferred gain	(3,960)	(5,069)
Other	243	835
Changes in operating assets and liabilities:
Accounts receivable	15,562	60,007
Inventories	(3,955)	4,887
Accounts payable	(15,493)	24,982
Prepaid assets	6,282	3,515
Quarterly pension contributions	(1,791)	(3,986)
Other assets and liabilities	(10,921)	(28,252)
Net cash (used in) provided by operating activities	(9,565)	41,556
Cash flows from investing activities:
Acquisition of business, net of cash acquired	6,009	(348,060)
Property and equipment investments	(4,791)	(2,724)
Proceeds from disposition of assets	19,931	108,051
Net cash provided by (used in) investing activities	21,149	(242,733)
Cash flows from financing activities:
Repurchase of shares to satisfy employee tax withholdings	(211)	(3,020)
Repayments on revolving credit facilities	(656,596)	(729,423)
Borrowings from revolving credit facilities	649,788	880,042
Repayments on term loan	(32,426)	(900)
Borrowings on term loan	—	180,000
Principal payments on mortgage	—	(97,847)
Proceeds from financing transactions	44,914	—
Payments on capital lease obligations (principal)	(9,853)	(7,497)
Change in outstanding payments	(1,347)	(4,177)
Debt financing costs	(3,149)	(11,758)
Net cash (used in) provided by financing activities	(8,880)	205,420
Increase (decrease) in cash	2,704	4,243
Cash, beginning of period	8,939	4,696
Cash, end of period	$11,643	$8,939

BLUELINX HOLDINGS INC.
SUPPLEMENTARY INFORMATION
(Unaudited)

Pro Forma Sales, Gross Profit and Net Loss

The following unaudited consolidated pro forma information presents consolidated information as if the Cedar Creek acquisition had occurred on January 1, 2017:

	Pro forma
	Quarter Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	(In thousands)
Net sales	$613,454	$672,635	$2,637,268	$3,262,433
Gross Profit	82,990	81,123	356,915	394,303
Net income (loss)	(7,984)	(11,402)	(7,060)	(18,129)

The pro forma amounts above have been calculated in accordance with U.S. GAAP after applying the Company's accounting policies and adjusting the fiscal years ended December 28, 2019, and December 29, 2018 to reflect charges related to an inventory step-up adjustment for $11.8 million and transaction costs for $44.3 million. Due to the net loss for fiscal years ended December 28, 2019 and December 29, 2018, 95,292 and 38,137 incremental shares, respectively, from share-based compensation arrangements were excluded from the computation of diluted weighted average shares outstanding because their effect would be anti-dilutive. The pro forma amounts do not include any potential synergies, cost savings or other expected benefits of the acquisition, are presented for illustrative purposes only, and are not necessarily indicative of results that would have been achieved had the acquisition occurred as of January 1, 2017, or of future operating performance.

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net loss to Adjusted EBITDA:

	Quarter Ended		Year Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	(In thousands)
Net loss	$(10,195)	$(16,172)	$(17,656)	$(48,053)
Adjustments:
Depreciation and amortization	7,824	7,649	30,232	25,826
Interest expense	13,691	13,354	54,218	47,301
Benefit from income taxes	(4,021)	(4,269)	(3,952)	(12,154)
Gain from sales of property	(3,284)	—	(13,082)	—
Amortization of deferred gain	(988)	(1,300)	(3,960)	(5,069)
Share-based compensation expense	95	599	2,592	15,311
Pension settlement and withdrawal costs	3,529	623	4,483	7,133
Inventory step-up adjustment	—	—	—	11,786
Merger and acquisition costs (1)	2,970	6,402	14,224	25,460
Restructuring, severance, and legal	1,298	(103)	4,331	925
Adjusted EBITDA	$10,919	$6,783	$71,430	$68,466

(1) Reflects primarily legal, professional and other integration costs related to the Cedar Creek acquisition

The following table reconciles our pro forma net income (loss) to pro forma Adjusted EBITDA:

	Quarter Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	(In thousands)
Pro forma net income (loss)	$(7,984)	$(11,402)	$(7,060)	$(18,129)
Adjustments:
Depreciation and amortization	7,824	7,649	30,232	31,154
Interest expense	13,691	13,354	54,218	53,238
Benefit from income taxes	(3,262)	(2,637)	(324)	(4,546)
Gain from sales of property	(3,284)	—	(13,082)	—
Amortization of deferred gain	(988)	(1,300)	(3,960)	(5,069)
Share-based compensation expense	95	599	2,592	15,311
Pension settlement and withdrawal costs	3,529	623	4,483	7,133
Inventory step-up adjustment	—	—	—	—
Merger and acquisition costs	—	—	—	—
Restructuring, severance, and legal	1,298	(103)	4,331	925
Pro forma adjusted EBITDA	$10,919	$6,783	$71,430	$80,017